LAW OFFICES

Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

1700 WISCONSIN AVENUE, N.W. WASHINGTON, D.C. 20007 WRITER'S DIRECT DIAL NUMBER PHONE: (202) 295-4500 (202) 295-4500 FAX: (202) 337-5502 WWW.SFTLAW.COM

April 11, 2002

Board of Directors
ITLA Capital Corporation
888 Prospect Street
Suite 110
LaJolla, California 92037

Members of the Board:

       We have acted as counsel to ITLA Capital Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 311,500 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the 1995 Employee Stock Incentive Plan of the Corporation (the "Plan").

       In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Corporation's certificate of incorporation, bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

       Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.
2.	The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

       We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P.